Exhibit 10.5.1

*** Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

LIFESEQ COLLABORATIVE AGREEMENT

between

INCYTE GENOMICS, INC.

And

GENOMIC HEALTH, INC.

     This Agreement is entered into as of this 30th day of March, 2001 (the “Effective Date”) by and between Genomic Health, Inc., a Delaware corporation (“GHI”), having its principal place of business at 101 University Ave., Suite 220, Palo Alto, CA 94301, and Incyte Genomics, Inc., a Delaware corporation (“Incyte”), having its principal place of business at 3160 Porter Drive, Palo Alto, CA 94304.

RECITALS

     WHEREAS INCYTE owns or has rights in certain patent rights and know-how regarding certain high-throughput partial cDNA sequencing, full length clones, cloning, and data analysis technologies; and

     WHEREAS, Incyte has compiled and is compiling, and owns, certain information and data regarding certain cDNAs in confidential databases which may be useful in the study of biological phenomena; and

     WHEREAS, Incyte owns or has rights in certain patent rights and know-how regarding certain cDNAs as well as certain of the proteins they encode; and

     WHEREAS, GHI desires to obtain access to Incyte’s LifeSeq®Database Product(s) (as defined below), and to obtain licenses to use Incyte’s patent rights and know-how in the LifeSeq® Database Products, to conduct research and development of diagnostics and pharmaceuticals;

NOW, THEREFORE, the Parties agree as follows:

1.0 DEFINITIONS.

The following terms shall have the following meanings:

“Access Term”: shall mean the period commencing on the Effective Date and ending April 30, 2005.

“Affiliate”: shall mean any corporation, firm, partnership, or other legal entity, which, directly or indirectly is owned or under common ownership by a party to the extent of which the common stock or other equity ownership thereof is One Hundred percent (100%) owned by such party; provided however, that where local laws require a minimum percentage of local ownership, the status of Affiliate will be established if such party directly or indirectly owns or controls the maximum ownership percentage that may, under such local laws, be owned or controlled by foreign interests.

“Annotation Information”: shall mean the information associated with individual cDNAs contained in each and/or all of the LifeSeq® Database Product(s), as applicable including, but not limited to, Gene Expression Profiles, homology information, gene cluster identifiers, SNP’s, etc.

“Antisense Field of Use”: shall mean the treatment or prevention of any disease, state or condition in humans by use of one or more oligonucleotides or modified oligonucleotides which bind either (i) to mRNA to block the translation of mRNA in vivo to inhibit, prevent and/or alter protein production, or (ii) to DNA to prevent the transcription of DNA into the mRNA copy of the gene in vivo. The Antisense Field of Use does not include the sale or license to third parties of Database Information or Gene/Gene Derivative(s) as research tools, or the use of Database Information or Gene/Gene Derivative(s) to develop database products or services.

“Antisense Product(s)”: shall mean oligonucleotides or modified oligonucleotides derived from or targeted to Gene/Gene Derivative(s) for use in the Antisense Field of Use.

“cDNA”: shall mean a complementary DNA copy of messenger RNA.

“cDNA Clone”: shall mean an individual plasmid vector and cDNA insert, which cDNA is usually a partial gene, and not necessarily a full length gene.

“Cancer Expression TAB”: shall mean the microarray-based expression data related to cancer and generated by Incyte for inclusion in the cancer module of its LifeExpress expression database.

“Database Information”: shall mean all or any part of the Annotation Information and DNA Sequence Information which is contained in each and/or all of the LifeSeq® Database Product(s), as applicable.

“Designated Gene”: shall mean a given Gene/Gene Derivative which is selected for research and development, or other use by GHI in accordance with the terms and conditions of this Agreement, and is or has been “Used By GHI”, as defined below, during the Access Term.

“Diagnostic Field of Use”: shall mean the research, development, manufacture, importation. use and/or sale of Diagnostic Product(s). The Diagnostic Field of Use excludes the Personalized Research Field of Use, the Homebrew Field of Use and the Internal Research Field of Use.

“Diagnostic Product(s)”: shall mean an assay provided as a product or service performed on a human tissue or other human biological sample containing nucleic acids or proteins that are collectively intended to establish or identify an association between the presence or absence of such nucleic acids or proteins and:

(i)	diagnosis of the presence of, or absence of, a specific disease(s), state(s) or condition(s) in humans;

(ii)	predisposition to the presence of, or absence of, a specific disease(s), state(s) or condition(s) in humans;

(iii)	response or lack of response to disease therapy(ies) in humans or preventative strategies in humans;

(iv)	prediction of the disease course in humans, and or other changes in state(s) or condition(s) in humans over time;

(v)	clinical traits in humans for which a medical professional should be consulted;

(vi)	variation(s) in specific trait(s) and/or characteristics among individuals; and/or

(vii)	predisposition to development of toxicities to disease therapies or preventative strategies in humans.

the results of which are provided to payors, providers or patients, and for which FDA approval (or comparable regulatory agency in other jurisdictions) is required. Diagnostic Products exclude Homebrew Products, Personalized Research Products and GHI Database Products.

“DNA Sequence Information”: shall mean human nucleotide sequences incorporated into the LifeSeq® Database Product(s) provided by Incyte to GHI pursuant to this Agreement.

“Drug Product(s)”: shall mean compositions of matter which are ligands or inhibitors of Gene/Gene Derivative(s), which are small molecules or antibodies, and which are agonists, antagonists and/or modulators of Gene/Gene Derivative(s) for use in the treatment or prevention of any disease in humans.

“Full Length Clone”: shall mean, with respect to a given human gene, a specific, purified cDNA Clone developed or acquired by Incyte, containing the nucleotide sequence of the entire amino acid coding region of such human gene.

“Full Length Contig”: shall mean, with respect to a given human gene, DNA Sequence Information contained in the LifeSeq® Database Product(s) corresponds to the entire amino acid coding region of such human gene.

“Frequency and Confirmation Dataset”: shall mean the data relating to (i) confirmation of the existence of SNPs in the isSNP Dataset and (ii) allele frequency of such SNPs generated by or for Incyte.

“GUI Database Field of Use”: shall mean the research, development, manufacture, importation, use and/or sale of GHI Database Product(s) to end users.

“GHI Database Product(s)”: shall mean a collection of information derived from or by testing a person or persons in the Diagnostic Field of Use, Homebrew Field of Use or the Personalized Research Field of Use, provided that such information shall exclude any information that constitutes Database Information or

Gene/Gene Derivative(s) other than Gene/Gene Derivative Identifier(s). GHI Database Products exclude Diagnostic Products, Homebrew Products, and Personalized Research Products.

“Gene Bin(s)”: shall mean a collection of nucleotide sequences including RNA derived consensus sequence(s) with sequence quality vectors, cDNA sequences, full length gene sequences, exons detected in genomic DNA sequences, and integrated RNA and genomic DNA based consensus sequences, the peptides, polypeptides and proteins putatively encoded thereby, believed, based on the Incyte cleaning and clustering process, to be derived from a individual transcription unit in the human genome. Each Gene Bin also contains IDs indicating the individual consensus sequences and some (but not all) of the individual component sequences which were assembled together in the Gene Bin.

“Gene Expression Profiles)”: shall mean a listing of cDNAs by name with each cDNA assessed by a homology score to be:

an exact match to a known gene sequence, or
a match to a proprietary Incyte cDNA, or
a homolog of a known gene or proprietary Incyte cDNA, or
a new clone with no prior identified homology or overlap.

This profile includes transcript abundance and certain annotation information regarding such cDNA derived from Incyte and public databases, but does not include DNA Sequence Information.

“Gene/Gene Derivative(s)”: shall mean (i) Incyte’s proprietary cDNA Clone(s) and Full Length Clones corresponding to a given cDNA in the DNA Sequence Information and (ii) any partial cDNAs, DNA sequences, genes, and full length cDNAs corresponding to such genes, or any RNA sequences, SNP(s), peptides, polypeptides and proteins encoded thereby, in each case which are derived from material use by GHI or a GHI Affiliate of Database Information or the cDNA Clone(s) in (i) above.

“Gene/Gene Derivative Identifier”: shall mean Incyte’s unique identifier for each Gene Bin included by Incyte in the Database Information. Where the DNA sequence of a Gene/Gene Derivative is publicly available, then the Gene Identifier for such Gene Product will be, or will be linked to, the GI number (Genbank identifier).

“Homebrew Field of Use”: shall mean the research, development, manufacture, importation, use and/or sale of Homebrew Product(s). The Homebrew Field of Use excludes the Diagnostic Field of Use, the Internal Research Field of Use and the Personalized Research Field of Use.

“Homebrew Product(s)”: shall mean a Single Analyte Assay(s) provided as a product or a service performed by a service provider that would constitute a Diagnostic Product with the sole exception that it is provided prior to receipt of approval by the FDA or comparable regulatory agency in any jurisdiction outside of the United States. Homebrew Products exclude Diagnostic Products, Personalized Research Products and GHI Database Products. For purposes of the foregoing, “Single-Analyte Assays” shall mean an assay designed for testing or measuring only a single analyte.

“Incyte Know-How”: shall mean the information, software, data and biological materials consisting of or directly and solely relating to Database Information, and which are proprietary to Incyte either at the time of disclosure to GHI and not already known to GHI (with the right to use) independent of the Database Information, as can be demonstrated by tangible records of GHI existing prior to such time of disclosure, all to the extent and only to the extent that Incyte has the right to grant licenses, immunities or other rights to GHI thereunder; provided, however, that Incyte Know-How shall exclude Incyte Patent Rights and all Incyte Proprietary Programs; and further provided that genomic DNA sequence information which is part of the public domain or was already known to GHI (with the right to use) does not render Database Information non-proprietary or non-confidential except to the extent that such genomic DNA sequence information has been specifically and materially established as exon region(s)](i) via standard molecular biology laboratory techniques, or (ii) through the use of a suitable computer algorithm with subsequent confirmation through laboratory research, as can be demonstrated by GHI’s tangible records existing prior to the time of disclosure of Database Information.

“Incyte Patent Rights”: shall mean the patents and/or patent applications owned or controlled by Incyte which (i) claim the composition of matter of Gene/Gene Derivative(s) or any other cDNAs identified in the DNA Sequence Information, and/or (ii) arise solely from the generation of Database Information and claim the use of Gene/Gene Derivative(s) with respect to Product(s), throughout the world as well as reissues, reexaminations, divisionals, provisionals, continuations or continuations-in-part thereof or therefor, all to the extent and only to the extent Incyte has the right to grant licenses, immunities or other rights thereunder; provided, however, that Incyte Patent Rights shall exclude all patent rights arising under Incyte Proprietary Programs.

“Incyte Proprietary Program(s)”: shall mean a research and development program of Incyte which involves investment by Incyte intended to develop discoveries, inventions, data or information (whether or not patentable) beyond that consisting of Database Information. Incyte Proprietary Programs are independent of those services regularly performed by Incyte to produce or generate DNA Sequence Information and Annotation Information intended to be released to the LifeSeq® Database Product(s).

“Incyte Technology”: shall mean, collectively, Incyte Know-How and Incyte Patent Rights.

“Installation Site(s)”: shall mean the research facilities of Genomic Health located in Palo Alto, California and any additional sites noticed to Incyte in accordance with 2.1.2.

*** Confidential material redacted and filed separately with the Commission.

“isSNP Dataset”: shall mean Incyte’s set of in-silico SNPs derived from the LifeSeq® Gold Database and delivered to Genomic Health in flat-file format.

“LifeSeq® Gold Database”: shall mean Incyte’s proprietary database of human Annotation Information and DNA Sequence Information and corresponding cDNA Clones and Full Length Clones as of the Effective Date, and as updated thereafter during the Access Term to include additional Annotation Information and/or DNA Sequence Information and corresponding cDNA Clones, together with related software and documentation, as described generally in Exhibit A.

“LifeSeq® Database Product(s)”: shall mean the LifeSeq® Gold Database the isSNP Dataset, the Cancer Expression TAB and the Frequency and Confirmation Dataset.

“Net Sales”: shall mean invoiced sales by GHI, GHI Affiliates or sublicensees on all sales of Product (in final form for end use) to an unaffiliated third party (whether an end-user, a distributor or otherwise), and exclusive of intercompany transfers or sales, less the following deductions from such invoiced sales which are actually incurred, to the extent that they are reasonable and customary, and to the extent that they do not exceed *** percent (***%) of invoiced sales in a calendar quarter:

(a)	credits or allowances actually granted for damaged Products, returns or rejections of Product and retroactive price reductions;

(b)	freight, postage, shipping, customs duties and insurance charges;

(c)	normal and customary trade, cash and quantity discounts, allowances and credits;

(d)	uncollected amounts to the extent not exceeding *** percent (***%) of invoiced sales for a calendar quarter; and

(e)	sales, value added or similar taxes measured by the billing amount, when included in billing.

“Personalized Research Field of Use”: shall mean the research, development, manufacture, importation, use and/or sale of Personalized Research Product(s). The Personalized Research Field of Use excludes the Diagnostic Field of Use, the Homebrew Field of Use, and the Internal Research Field of Use.

“Personalized Research Product(s)”: shall mean a Multi-Analyte Assay(s) provided as a product or a service containing nucleic acids or proteins that are collectively intended to establish or identify an association between the presence or absence of such nucleic acids or proteins and:

(i)	diagnosis of the presence of, or absence of, a specific disease(s), state(s) or condition(s) in humans;

(ii)	predisposition to the presence of, or absence of, a specific disease(s), state(s) or condition(s) in humans;

(iii)	response or lack of response to disease therapy(ies) in humans or preventative strategies in humans;

(iv)	prediction of the disease course in humans, and or other changes in state(s) or condition(s) in humans over time;

(v)	clinical traits in humans for which a medical professional should be consulted;

(vi)	variation(s) in specific trait(s) and/or characteristics among individuals; and/or

(vii)	predisposition to development of toxicities to disease therapies or preventative strategies in humans.

Such an assay will be considered a “Personalized Research Product” only where the results are provided directly to the tested individual and/or to the tested individual’s health care provider, and where the approval by the FDA or comparable regulatory agency in any jurisdiction outside of the United States is not required. “Personalized Research Products” exclude Homebrew Products, Diagnostic Products and GHI Database Products. For purposes of the foregoing, “Multi-Analyte Assay(s)” shall mean an assay designed for testing or measuring more than a single analyte.

“Product(s)”: shall mean GHI Database Products, Personalized Research Products, Homebrew Products and/or Diagnostic Products.

“Regulatory Approval”: shall mean, with respect to any country in the world, applications or approvals of any national, supra-national , regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the lawful manufacture, distribution, use, import, export or sale of Product(s) in such country.

“Research Field of Use”: shall mean (a) research, development, manufacture, use, import ation and/or sale of Research Products; and (b) all internal research applications of Gene/Gene Derivative(s), associated with conducting research in the Antisense Field of Use, the Therapeutic Field of Use and in the identification, development and commercialization of Drug Products. The Research Field of Use does not include the sale or license of Database Information or Gene/Gene Derivative(s) as research tools, or the use of Database Information or Gene/Gene Derivative(s) to develop database products or services.

“Research Product(s)”: shall mean all internal research applications of Gene/Gene Derivative(s), associated with conducting research in the Antisense Field of Use, the Therapeutic Field of Use and in the identification, development and commercialization of Drug Products, Antisense Product(s) and Therapeutic

Protein Product(s). Research Product(s) exclude Diagnostic Product(s), Personalized Research Product(s), and GHI Database Products.

“SNP”: shall mean a single nucleotide polymorphism.

“Therapeutic Field of Use”: shall mean the treatment or prevention of any disease, state or condition in humans by any means, (including without limitation, gene therapy), excluding the Antisense Field of Use. The Therapeutic Field of Use does not include the sale or license of Database Information or Gene /Gene Derivative(s) as research tools, or the use of Database Information or Gene/Gene Derivative(s) to develop database products or services. “Therapeutic Protein Product(s)”: shall mean any product or service, including gene therapy, which uses a protein, peptide or polypeptide which is a Gene/Gene Derivative in the treatment or prevention of any disease, state or condition in humans, including gene therapy products; provided however, that Therapeutic Protein Product(s) does not include Antisense Product(s).

“Used or Use By GHI”: shall mean the first use by GHI or a GHI Affiliate of Database Information or a proprietary cDNA Clone obtained from Incyte hereunder, in each case which at the time of such use is either included in the Incyte Know-How or the Incyte Patent Rights, and provided that such first use by GHI meets any or all of the following criteria:

(a)	GHI uses such cDNA Clone from the LifeSeq® Database Product(s) which contains DNA Sequence Information that partially or completely codes for a Gene/Gene Derivative to test as a marker for a disease, state or condition; or

(b)	GHI uses such cDNA Clone or sequence from the LifeSeq® Database Product(s) which contains DNA Sequence Information that partially or completely codes for a Gene to synthesize or have synthesized a peptide or polypeptide or protein or oligonucleotide or antibody to test as a marker for a disease, state or condition; or

(c)	such Database Information or such cDNA Clone which contains the Database Information is disclosed or otherwise transferred to a third party including but not limited to consultants and GHIs; but not including consultants of GHI that (i) are individuals who primarily work on site at GHI or GHI’s Affiliate(s) facilities and (ii) have entered into a confidentiality agreement with GHI or GHI’s Affiliate(s) on terms substantially similar to the terms contained in GHI’s form Consultant Confidentiality Agreement, attached hereto as Exhibit C; or

(d)	such Database Information is specifically disclosed in a GHI patent or patent application provided, however that if GHI and/or a GHI Affiliate has independently discovered, developed and/or acquired from an unaffiliated third party (in each case without use of Incyte Technology and as documented by GHI’s, and/or a

*** Confidential material redacted and filed separately with the Commission.

GHI Affiliate’s, the public domain’s and/or such unaffiliated third party’s tangible records generated at the time of such discovery, development or acquisition) the same sequence information and/or other information with respect to a specific Gene as is contained in the LifeSeq® Database Products, GHI’s and GHI Affiliates’ use or disclosure of such independently discovered, developed or acquired information shall not constitute “Use By GHI”.

“Valid Claim”: shall mean a claim of an issued and unexpired Incyte Patent Right which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been lost through an interference proceeding.

2.0 DATABASE ACCESS.

2.1	Access to the LifeSeq® Database Product(s).

2.1.1 Access Grant. Incyte hereby agrees to provide to GHI access to the LifeSeq® Database Product(s) solely in accordance with the terms and conditions of this Agreement. Each Installation Site shall have on-site access to the LifeSeq® Database Product(s).

2.1.2 Installation. At a date and time mutually acceptable (the “Installation Date”), Incyte agrees to provide GHI with on-site access to the LifeSeq® Database Product(s) at the first Installation Site. During the Access Term, GHI shall have the right to designate one or more additional Installation Sites, with installation to be provided at a time mutually acceptable; provided that GHI has obtained the prior written consent of Incyte regarding such sites, which consent will not be unreasonably withheld. If the total number of Installation Sites is greater than one, then GHI shall pay Incyte *** Dollars (US$ ***) per year for each additional Installation Site. Any additional implementation or support services provided by Incyte to GHI shall be in a manner consistent with and under terms consistent with those of comparable users of the LifeSeq® Database Product(s). The LifeSeq® Database Product(s) will be transferred to GHI either digitally via the Internet or modem to GHI or via the “load and leave” process, where the database products will be installed by Incyte onto GHI’s equipment. Incyte will retain title, possession, and control over all physical forms of property at all times during the installation process. Upon completion of the installation of the technology, Incyte shall not leave with GHI any form of tangible personal property other than instruction documentation. GHI is authorized to make a backup copy of the database products for archival purposes.

Access at Incyte, Palo Alto. For the period from the Effective Date to December 31, 2001, GHI shall be able to obtain access to the LifeSeq® Gold Database at Incyte’s facility in Palo Alto, California. The timing and frequency of such access to be mutually agreed upon by the Parties. Any access shall be governed by this Agreement.

2.1.3 Updated Releases and Updates. During the Access Term, Incyte shall provide GHI Installation Site(s) with data updates of newly released Database Information, and such updated software releases of the LifeSeq® Gold Database, as Incyte provides generally to its LifeSeq® Gold Database collaborators. During the Access Term, Incyte shall have the right to commence providing access and updates to the LifeSeq® Gold Database via on-line services via secure connections. Incyte shall have no obligation to update the isSNP Dataset and shall make updates to the Frequency and Confirmation Dataset and to the Cancer Expression TAB to Genomic Health as they become commercially available during the Access Term.

2.2 Database Access Plan. Throughout the Access Term, GHI shall implement a Database Access Plan, which shall be subject to Incyte’s prior, written approval (not to be unreasonably withheld), which shall implement the provisions of this Agreement, including without limitation those in Section 2.1 with respect to Installation Sites and Remote Access Sites, and the provisions of Section 2.2. Within thirty (30) days after the Effective Date, and in any case prior to the Installation Date, GHI shall provide Incyte with a copy of the Database Access Plan, and Incyte shall have the right to require changes to the Database Access Plan only to the extent reasonably required to enable Incyte to verify GHI’s compliance with the terms of this Agreement.

2.3	Use Restrictions and Security Requirements

2.3.1 Ownership. GHI hereby acknowledges that (a) Incyte has expended significant resources and efforts to develop the LifeSeq® Database Product(s) and the Database Information, (b) the LifeSeq® Database Product(s) represent highly valuable and confidential assets, and are the principal products of Incyte, (c) Incyte is willing to grant GHI access to the LifeSeq® Database Product(s) in reliance upon the agreement by GHI that it shall protect the LifeSeq® Database Product(s) from unauthorized disclosure or use at each Installation Site, and (d) the LifeSeq® Database Product(s) at all times during the term of this Agreement shall remain, the sole and exclusive property of Incyte.

2.3.2 Designated CPU’s at the Installation Sites. The LifeSeq® Database Product(s), including the DNA Sequence Information, shall only be installed at each Installation Site on the hard disk of a designated file server whereby multiple workstation(s) do not contain copy(s) of the LifeSeq® Database Product(s) installed, other than ephemerally, on the workstation hard disk(s). A second copy of the database(s) may reside on the same computer or file server provided that this copy is solely used to install and test new versions and releases of the database. A back-up computer or file server may be designated such that a copy of the database may be installed on this computer in the event that the primary computer fails. Under no circumstances will the LifeSeq® Database Product(s), be installed on any designated CPU(s) in a manner which would allow unauthorized access (e.g. third party access via the Internet). All other database access is prohibited.

2.3.3 Permitted Use.

(a) During the Access Term, GHI shall have the right to use the LifeSeq® Database Product(s) solely for its own internal use by authorized personnel of GHI at the Installation Site(s) in secure work facilities of GHI in accordance with the terms and conditions of this Agreement and the Database Access Plan. Authorized personnel of GHI shall include those consultants of GHI who (i) are individuals who primarily work on site at GHI or GHI’s Affiliate(s) facilities and (ii) have entered into a confidentiality agreement with GHI or GHI’s Affiliate(s) on terms substantially similar to the terms contained in GHI’s form Consultant Confidentiality Agreement, attached hereto as Exhibit C.

(b) GHI shall not disclose or transfer Database Information which would constitute Incyte Know-How, or any portion thereof, to any third party, except for Database Information and corresponding cDNA Clone(s) specifically regarding a Designated Gene or a Product and in each event solely in accordance with the provisions of Sections 2.3.3(c), 2.3.4 and 5.0.

(c) Solely for purposes of system integration and/or to facilitate data analysis and relational analysis (e.g. extraction of DNA Sequence Information for homology analysis by GHI search algorithms), GHI shall have the right to reproduce, adapt, modify and prepare derivative works based upon the LifeSeq® Database Product(s) (“Modifications”) solely for internal use by GHI in its research and development programs. GHI shall own all right, title and interest in and to such Modifications, provided; Modifications shall be kept in confidence in the same manner as, and shall be subject to the same terms and conditions as apply to use of, the LifeSeq® Database Product(s), including, but not limited to Section 2.3.7. Incyte shall have no obligations to support any such Modifications. GHI shall not acquire by reason of this subsection (d) any ownership of any LifeSeq® Database Product(s), any portions thereof or any title or rights therein. GHI shall not distribute copies of, or provide access to, any Modifications to any third party without the prior written approval of Incyte.

(d) Except as expressly set forth herein, or as otherwise agreed by Incyte in writing, GHI shall not reproduce, adapt, modify, prepare derivative works based upon or distribute copies (in whatever form whether tangible or intangible, by any means whatsoever whether now known or hereafter invented) of the LifeSeq® Database Product(s), including any substantial portion of the Database Information from any field of the database.

2.3.4 Designated Gene/Gene Derivative(s). During the Access Term and pursuant to the escrow agreement, GHI shall make a deposit into escrow of the identity of each Designated Gene/Gene Derivative in accordance with the terms and conditions of this Agreement. GHI shall then have the right to use, disclose and transfer Database Information specifically regarding such Designated Gene/Gene Derivative, including to GHI Affiliates, academic and third party collaborators, licensees, governmental agencies or offices or otherwise for use in the discovery, research, development and/or commercialization of Products, subject to the appropriate terms and conditions of this Agreement, including Article 5.0. Any use of Database Information not in accordance with the above is expressly prohibited.

2.3.5 Records. GHI shall maintain records of access to and use of the LifeSeq® Database Product(s) and the Database Information, sufficient to enable GHI and Incyte to determine, and monitor compliance with, their respective rights and obligations under this Agreement (e.g. laboratory notebooks and such other records as are customary for documenting research and product development activities). No more than once a year unless as otherwise agreed in writing, at the request and the expense of Incyte, upon at least forty-five (45) days’ prior notice, GHI shall permit an agent appointed by Incyte and acceptable to GHI to examine these records solely to the extent necessary to verify the fulfillment of GHI’s obligations under this Agreement, provided that such agent has entered into a suitable confidentiality agreement with GHI. Incyte’s agent shall only report to Incyte the results of such examination (i.e., whether or not GHI is in compliance with its obligations under this Agreement), and shall not disclose to Incyte any of GHI’s Confidential Information provided to it or to which it may have access during the conduct of the examination.

2.3.6 Loss, Theft, Unauthorized Disclosure or Use. GHI promptly shall notify Incyte of any loss, theft or unauthorized disclosure or use of the LifeSeq® Database Product(s) or the Database Information which comes to GHI’s attention.

2.3.7 Termination of the Access Term. Upon termination or expiration of the Access Term with respect to the applicable LifeSeq® Database Product(s), GHI, at its election:

(a) shall have the option of extending the term of such LifeSeq® Database Product(s) subscription or individual database module thereof under terms demonstrably consistent with and comparable to those secured by comparable users of the LifeSeq® Database Product(s) at the time of extension; or

(b) shall discontinue use of such LifeSeq® Database Product(s) and Database Information, and remove such LifeSeq® Database Product(s) from each Installation Site(s), and promptly return to Incyte, or upon Incyte’s written instruction destroy, all portions and copies of such LifeSeq® Database Product(s) and the Database Information; except for that certain Database Information specific to Designated Gene/Gene Derivative(s) which are the subject of one or more of the licenses granted to GHI under Article 3.0 below.

GHI agrees to perform with Incyte a mutually acceptable final accounting of those Designated Gene/Gene Derivative(s) which are subject to one or more of the licenses granted to GHI under Article 3.0 below.

2.3.8 Notification of Clinical Development. GHI agrees to keep Incyte reasonably informed of all Product(s) resulting from the use of the LifeSeq® Database Product(s), including notification when a given Product triggered a milestone pursuant to Section 4.2. All information provided by GHI to Incyte pursuant to this Section 2.3.8 shall be treated as GHI’s Confidential Information. Notification of Product Development. GHI agrees to keep Incyte reasonably informed of all Product(s) resulting from the use of the LifeSeq® Database Product(s), including notification when a given Designated Gene/Gene Derivative has been elected to be a Product, triggering a milestone payment pursuant to Section 4.2. All information provided by GHI to Incyte pursuant to this Section 2.3.8 shall be treated as GHI’s Confidential Information.

(a)	With respect to Homebrew Products or Personalized Research Products, a Designated Gene shall have been elected to be a Product upon the earlier of (i) the first commercial sale of a Product incorporating or using such Designated Gene/Gene Derivative, (ii) GHI or a GHI Affiliate entering into a written agreement with a third party to manufacture a Product incorporating or using such Designated Gene/Gene Derivative for GHI or GHI’s Affiliate, or (iii) GHI sublicensing, pursuant to Section 3.2, a Product incorporating or using such Designated Gene/Gene Derivative; and

(b)	With respect to Diagnostic Products, a Designated Gene/Gene Derivative shall have been elected to be a Product upon submission to the FDA, or a comparable regulatory agency in any other jurisdiction, for approval of a Product incorporating or using such Designated Gene/Gene Derivative.

2.4	Training.

2.4.1 At times mutually acceptable to Incyte and GHI, Incyte shall provide GHI with two (2) days of training services at Incyte’s training facility in Palo Alto, California, regarding the use of the LifeSeq® Database Product(s). GHI may designate not more than twelve (12) employees to attend each such training at Incyte, or such other number as mutually agreed. Each party shall bear all accrued and out-of-pocket expenses of its own employees in connection therewith.

2.4.2 At times mutually acceptable to Incyte and GHI after the Installation Date, Incyte shall provide GHI with two (2) days of training services at the Installation Site, regarding the use of the LifeSeq® Database Product(s). The number of employees to receive such training shall be in the reasonable discretion of GHI. Each party shall bear all accrued and out-of-pocket expenses of its own employees in connection therewith.

2.4.3 Incyte shall provide GHI with such additional training services in such manner and on such terms and conditions as Incyte makes generally available to comparable GHIs to the LifeSeq® Database Product(s).

3.0 LICENSE AND OPTION GRANTS.

3.1	Non-Exclusive Licenses

3.1.1	Non-Exclusive License Under Incyte Know-How in the Personalized Research, Homebrew, GHI Database Field of Use and Diagnostic Fields of Use. Incyte hereby grants to GHI a worldwide, non-exclusive license (with a right to sublicense as provided in Section 3.2) under the Incyte Know-How to conduct research with respect to Designated Gene(s) and Product(s) in the Personalized Research Field of Use, Homebrew Field of Use and Diagnostic Field of Use and to discover, develop, make, have made, use, offer to sell, sell, import, and distribute GHI Database Product(s) in the GHI Database Field of Use, Personalized Research Product(s) in the Personalized Research Field of Use, Homebrew Product(s) in the Homebrew Field of Use and Diagnostic Product(s) in the Diagnostic Field of use; provided however, that except as provided expressly herein, such grant does not include the right to sell Gene(s)/Gene Derivative(s).

3.1.2	Non-Exclusive License Under Incyte Patents in the Personalized Research, Homebrew, GHI Database Field of Use and Diagnostic Fields of Use. During the Access term and upon Incyte’s receipt of written notice of election to license a Product under Incyte Patent Rights, Incyte hereby grants to GHI a worldwide non-exclusive license (with a right to sublicense as provided in Section 3.2) under the Incyte Patent rights directed to such Designated Gene/Gene Derivative to discover, develop, make, have made, use, offer to sell, sell, import, and distribute GHI Database Product(s) in the GHI Database Field of Use, Personalized Research Product(s) in the Personalized Research Field of Use, Homebrew Product(s) in the Homebrew Field of use and Diagnostic Product(s) in the Diagnostic Field of Use.

3.1.3	No grant of rights to grant licenses, other than to GHI Affiliates, to Database Information, Designated Gene/Gene Derivative(s) or the Incyte Technology relating thereto in the GHI Database Field of Use, to discover or research Personalized Research Products, Homebrew Products, Diagnostic Products, is provided by Incyte to GHI herein.

3.2	Sublicensing.

3.2.1 On an individual Product-by-Product basis, GHI may sublicense to any third party in the direct chain of manufacturing, distribution and use of a Product, the rights to Designated Gene/Gene Derivative(s) and the Incyte Technology relating thereto granted under this Article 3.0 to the extent necessary in order to permit the third party to develop, make, have made, use, offer to sell, sell, import, export and distribute such Product as appropriate according to the role assigned to that third party by GHI’s plan for the commercialization of such

*** Confidential material redacted and filed separately with the Commission.

Product; provided, however, that without the prior written consent of Incyte, no sublicense of Incyte Technology will be granted to any third party in the absence of a corresponding license or sublicense of rights to a given Product and the license or sublicense of patent rights pertaining thereto owned by, licensed to or controlled by GHI; and further provided that each sublicense has a grant which is consistent with the terms herein and that GHI shall be responsible for payments and royalties due to Incyte under Article 4.0. GHI shall obtain the written commitment of any sublicensee to abide by all applicable terms and conditions of this Agreement. Promptly upon execution of any permitted sublicense, GHI shall provide notice thereof to Incyte and reasonable satisfactory evidence that such sublicense is in compliance with this Section 3.2.

3.2.2 No grant of right to sublicense rights to Database Information, Designated Gene/Gene Derivative(s) and the Incyte Technology relating thereto in the Internal Research Field of Use in order to discover or research Drug Products, Personalized Research Products, Homebrew Products, Diagnostic Products, Antisense Products and Therapeutic Protein Products is provided by Incyte to GHI herein.

3.3	Supply of cDNA Clones. Upon the written request of GHI and subject to the grant of license rights as described in Section 3.1 and 3.2, Incyte shall provide to GHI, one or more isolated cDNA Clones from the LifeSeq® Database Product(s) under the following terms and conditions:

Shipments usually occur within twelve (12) business days of the receipt of the order. For this service, a fee of $*** per verified clone Full Length Clone and $*** per non-Full Length Clone will be payable. If the clone cannot be verified, there is no charge and GHI may request an alternative clone, or request failure analysis on the cDNA Clone at a cost of $*** per clone. In failure analysis Incyte will review the clone retrieval process to determine the failure point and proceed to re-process, including searching an entire 96-well plate in the case of gel tracking error or electroporating from master archives if the clone will not transform. There is no refund of the failure analysis fee if Incyte remains unsuccessful in obtaining a verified clone.

GHI agrees to submit any payments due within thirty (30) days from receipt of invoice from Incyte in reasonably detailed form regarding such clone supply.

GHI agrees that such cDNA Clone(s) are provided to GHI on a nonexclusive basis and subject to any license(s) granted under Article 3.0.

4.0 SCHEDULE OF PAYMENTS; ROYALTIES.

4.1	Access Fee(s).

Access Fees for the LifeSeq® Database Product(s) subscription are as follows:

*** Confidential material redacted and filed separately with the Commission.

*** dollars (US $***) for the period from the Effective Date up to April 30, 2002;

*** dollars (US $***) for the period from May 1, 2002 up to April 30, 2003;

*** dollars (US $***) for the period from May 1, 2003 up to April 30, 2004.

*** dollars (US $***) for the period from May 1, 2004 up April 30, 2005.

Each of the above Access Fees shall be payable, on the following schedule:

*** dollars ($***) during the 2002 calendar year;

*** dollars ($***) during the 2003 calendar year; and

*** dollars ($***) during the 2004 calendar year.

The foregoing payments shall be made in equal quarterly installments during the calendar years in which they are due, with each such quarterly installment to be paid within the first ten (10) business days of each such calendar quarter.

4.2	Milestone Payments and Royalties. Contingent on the following events, and subject to Sections 4.6 and 4.7, the following payments and royalties shall be paid by GHI (within thirty (30) days of such event) to Incyte for each Product with respect to Designated Gene/Gene Derivatives under respective license(s) as applicable.

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*** Confidential material redacted and filed separately with the Commission.

Table 4.2

	Non-Exclusive	Non-Exclusive	Non-Exclusive
	License(s) under	License(s) under	License(s) under
	Incyte Know How or	Incyte Know How or	Incyte Know-How or
	Patent Rights –	Patent Rights –	Incyte Patent
	Personalized	Homebrew	Rights – Diagnostic
	Research	Products in	Products in
	Products in	Homebrew FOU	Diagnostic FOU
Personalized
	Research FOU	(Section 3.1.2&	(Section 3.1.2&
		3.1.3)	3.1.3)
(Section 3.1.1)
Product Stage Milestone
	$***	$***	$***
See (a) & (b) below

Royalties on Net Sales
	***%	***%	***%
See (c) & (d) below

Notes:: All payments are to be made in United States dollars.

Notes:

(a)	Paid within thirty (30) days after the first to occur of (i) point at which Genomic Health has a Product or (ii) the first Regulatory Approval granted to Genomic Health or a Genomic Health Affiliate for each given Licensed Product.

(b)	Single Payment Obligation. Each of the above milestone payments shall be payable once with respect to Products relating to a given Designated Gene/Gene Derivative, upon the first occurrence of the indicated milestone for such Product, and no additional payments shall be due upon subsequent or repeated achievement of the same milestone for a different Product in the same Field of Use under the same Designated Gene/Gene Derivative license. For example, if GHI develops two Diagnostic Products relating to the same Designated Gene and both such Diagnostic Products achieve a given milestone, the applicable payment will only be made once upon the first such occurrence.

(c)	The above % of Net Sales royalty will be paid with respect to each Product in each given country where, but for the patent license(s) granted herein, such sales would otherwise infringe a Valid Claim.

(d)	The above % of Net Sales royalty will be paid with respect to each Product in each given country where such sales are covered by a claim of a pending patent application in the Incyte Patent Rights.

4.3	Payment Obligation. The foregoing payments under Section 4.2 will accrue or become due or payable with respect to Product(s) which are:

(a) materially based on a Designated Gene/Gene Derivative(s), which was Used By GHI; or

*** Confidential material redacted and filed separately with the Commission.

(b) are covered by a Valid Claim of Incyte Patent Rights and/or which Product is identified or discovered by process which utilizes a Gene which is covered by a Valid Claim of Incyte Patent Rights.

If a Product would be covered by more than one of the licenses referred to in Section 4.2 (e.g., where an IND is filed with respect to a Product that is covered by two or more of the licenses granted to GHI under Sections 3.1 through 3.4), only the largest of the milestone payments or royalties called for in such applicable Sections shall be payable, and there will be no multiple royalties due under such Section 4.2.

4.4	In the event that a Product is sold in combination with other product(s) and/or service(s) for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales for purposes of calculating the amounts due under this Article 4 shall be calculated by multiplying the Net Sales of the combination product by the fraction A/(A + B), where A is the average gross selling price during the applicable calendar quarter of the Product sold separately to the same category of customers (e.g. patients, health care providers, or Diagnostic Product distributors) and B is the average gross selling price during the applicable calendar quarter of the other product(s) and/or services. In the event that such separate sales were not made during the previous calendar quarter then the Net Sales shall be calculated by multiplying the Net Sales of the combination product by the fraction C/ (C + D), where C is the average cost of goods sold during the applicable calendar quarter of the Product and D is the average cost of good sold during the applicable calendar quarter of the other product(s) and/or service(s) , in each case calculated in accordance with standard and customary accounting principles.

4.5	In the event that GHI pays royalties to third parties in connection with the sale of Diagnostic Products either under agreements for patent rights (including applications therefor) or other technologies which GHI, in GHI’ reasonable judgement, determines are necessary or desirable to license or acquire with respect to such Diagnostic Products, including joint owners of patent applications or patents within the Patent Rights, GHI may deduct up to *** percent (***%) of such royalties which are due Incyte hereunder; provided,

(i)	in no event shall the royalties which are due Incyte hereunder be reduced by reason of this Section 4.5 to less than *** percent (***%) of the amount that would otherwise by payable to Incyte without any deduction under this Section 4.5; and

(ii)	provided further that GHI shall be entitled to deduct from royalties payable on account of its licenses under the Incyte Patent Rights only royalties payable for use of patents directed toward composition of matter or use of nucleic acids or proteins.

4.4	Duration of Payment Obligation. Royalty obligations with respect to each Product under any portion of this Article 4.0 shall terminate on a country-by-country and product-by-product basis on the later of (i) ten (10) years after the first country-wide launch of each Product in each country or (ii) expiration of the last-to expire Valid Claim which covers such product in each country.

Upon termination of the royalty payment obligation, GHI shall thereafter have in perpetuity a royalty-free, fully paid-up, worldwide license under the Incyte Know How to make, use, sell, publish, and disclose such Product in the specified field(s) of use without any accounting to Incyte.

4.5	Mode of Payment. For purposes of determining when a sale of a royalty-bearing Product occurs, the sale shall be deemed to occur on the date of the invoice to the purchaser of the Product. All royalty payments shall be made within ninety (90) days of the end of each calendar quarter in which the sale was made. Any royalty payment that is not paid on or before the date such payment is due under this Agreement shall bear interest to the extent permitted by applicable law, at two percentage points over the prime rate of interest as reported by Bank of America NT&SA in San Francisco, California, from time to time, calculated on the number of days such payment is delinquent. Royalties shall be deemed payable by the entity making the Net Sales from the country in which earned in local currency and subject to foreign exchange regulations then prevailing. Royalty payments shall be made to Incyte in United States dollars. The rate of exchange to be used in any such conversion from the currency in the country where such Net Sales are made shall be the rate of exchange used by GHI for reporting such sales for United States financial statement purposes.

4.6	Records Retention. GHI agrees to keep for at least three (3) years records of all sales of Products in sufficient detail to permit Incyte to confirm the accuracy of GHI’ royalty calculations. Once a year, at the request and the expense of Incyte, upon at least forty-five (45) days’ prior written notice, GHI shall permit a nationally recognized, independent, certified public accountant appointed by Incyte and acceptable to GHI, to examine these records solely to the extent necessary to verify such calculations, provided that such accountant has entered into a confidentiality agreement with GHI substantially similar to the confidentiality provisions of this agreement, limiting the use and disclosure of such information to purposes germane hereto. The examination shall be limited to pertinent books and records for any year ending not more than twenty-four (24) months prior to the date of such request. GHI may designate competitively sensitive information which such auditor may not disclose to Incyte, provided, however, that such designation shall not encompass the auditor’s conclusions. The accounting firm shall disclose to Incyte only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Incyte. If such accounting firm correctly concludes that there was an underpayment of royalties by five percent (5%) or more, GHI shall pay all costs of such examination. If such accounting firm concludes that additional royalties were owed, the additional royalties shall be paid within thirty (30) days of the date Incyte delivers to GHI such accountant’s written report so concluding. Any overpayments by GHI will be credited against future royalty obligations. This section shall survive the cessation of payment obligations under Section 4.3 for a period of two (2) years.

4.7	Shipping. GHI shall pay, for its own account, any shipping, freight, mailing expenses and the like payable to third parties not affiliated with Incyte and arising out of obtaining tangible materials under this Agreement and the transactions contemplated herein.

4.8	Payments and Taxes. Unless otherwise provided in this Agreement, GHI agrees to submit payments for services and materials provided by Incyte within thirty (30) days from receipt of invoice. All payments hereunder shall be made by bank wire transfer in immediately available funds to such account as Incyte shall designate in writing from time to time. All payments by GHI to Incyte under this Agreement shall be paid from a GHI account in a banking institution located in the United States.

GHI shall pay, or reimburse Incyte, as appropriate, and indemnify Incyte against any sales, use, value added/ad valorum, surtax and personal property taxes, customs, duties, registration fees and the like including interest and penalties arising out of this Agreement and the transactions contemplated herein, including the costs and responsibility of any withholding taxes.

5.0 CONFIDENTIALITY AND PUBLICATION.

5.1	Confidentiality. The Parties acknowledge that during the course of this Agreement they will each receive from the other information which is proprietary, confidential and of commercial value to the disclosing Party. For purposes of this Agreement, “Confidential Information” shall mean scientific, technical or business information belonging to the disclosing Party, which the disclosing Party marks “Confidential” if disclosed in writing, or which the disclosing Party identifies as confidential at the time of any visual or oral disclosure and promptly confirms in writing to have been confidential. Except to the extent expressly authorized by this Agreement, the Parties agree that, for the Access Term and for five (5) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose (except those expressly permitted under this Agreement) any Confidential Information furnished to it by the other Party pursuant to this Agreement, and regardless of the medium on which it is provided, including any know-how and/or Incyte Know-How, except to the extent that it can be established by the receiving Party by competent proof that such information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally known to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party by a third party having no confidentiality obligations to the disclosing Party with respect thereto;

(e) was independently discovered or developed by the receiving Party without the use of the other Party’s Confidential Information, and such independent discovery or development can be documented by the receiving Party’s tangible records created at the time of such independent development.

Each Party may disclose the other’s Confidential Information to the extent such disclosure is reasonably necessary in (i) filing and prosecuting patent applications, and maintaining patents, or (ii) prosecuting or defending litigation or (iii) complying with applicable governmental laws and regulations governing the testing, approval, manufacture and marketing of Products; provided, however, that prior to disclosure of the other Party’s Confidential Information it will give reasonable advance notice to such Party, will only disclose the minimum Confidential Information necessary, and will use reasonable efforts to secure confidential treatment of such Confidential Information.

It is understood that patent applications are filed with the expectation and intention that such applications will, upon publication of the applications and/or issuance of the resulting patents, result in the publication or public accessibility of all information disclosed in the underlying application and prosecution documents; provided, however, that publication of such Confidential Information shall not affect either Party’s ongoing obligations to the other Party with respect to Confidential Information not so disclosed.

5.2	Disclosure; Third Party Access. Except as provided for in Sections 2.3.4 and 3.2.2 above, and this Section 5.2, Confidential Information of Incyte will not be published or disclosed in any form without the written authorization of Incyte.

(a) GHI, GHI Affiliate(s) and its sublicensees may publish their own scientific results and the conduct of their work within the scope of the licenses granted under this Agreement, provided, however, that:

(i) any such publication by GHI, GHI Affiliates or sublicensees that would disclose Confidential Information of Incyte shall require the prior written consent of Incyte, which consent will not be unreasonably withheld or delayed, provided that GHI has given Incyte a copy of each such publication for diligent review at least thirty (30) days prior to its submission for publication; and

(ii) such disclosure is on an individual Gene/Gene Derivative-by-Gene/Gene Derivative-basis and reflects research results which have involved material investment above and beyond Database Information; and

(iii) a deposit in escrow has been made prior to disclosure in accordance with the provisions of Section 2.3.4 and Exhibit B with respect to Designated Gene/Gene Derivative(s) which are the subject of such Confidential Information; and

(iv) Incyte has had the opportunity to file applications for protection of subject matter that is proprietary to Incyte; and

(v) any such publications will include recognition of the contributions of Incyte according to standard practice for assigning scientific credit, either through authorship or acknowledgment as may be appropriate.

(b) Any scientific publications that would disclose Confidential Information of Incyte on other than an individual Designated Gene/Gene Derivative-by-Designated Gene/Gene Derivative or Product-by-Product basis shall be under reasonable terms and conditions mutually agreed between the Parties, including the provisions of subparagraphs 5.2(a) (i) to (v) above.

(c) Incyte recognizes that GHI, in the normal course of business, utilizes consultants, academic and third party collaborators who are bound by a contractual obligation to GHI, including an obligation of confidentiality to GHI. GHI may disclose Confidential Information of Incyte on an Gene/Gene Derivative-by-Gene/Gene Derivative basis, Designated Gene/Gene Derivative-by-Designated Gene/Gene Derivative, or Product-by-Product to such consultants and academic and third party collaborators in the context of the disclosure of GHI’s own scientific results or the conduct of its work within the scope of the licenses granted herein, provided, however, that:

(i) GHI has obtained a written obligation of confidentiality and appropriate use restrictions no less restrictive than those set forth herein and provided that such third party shall not further disclose Confidential Information; and

(ii) any such disclosure of Confidential Information which includes the transfer of DNA Sequence Information or biological materials shall be subject to a written materials transfer agreement which protects the intellectual property rights of Incyte and GHI as set forth herein, such agreement to include customary provisions regarding scope of work, publication, protection of proprietary subject matter and ownership of inventions; and

(iii) a deposit in escrow has been made prior to disclosure in accordance with the provisions of Section 2.3.4 and Exhibit B with respect to Designated Gene/Gene Derivative(s) which are the subject of such Confidential Information; and

(iv) GHI has obtained a written obligation from such third party regarding Incyte’s right to review publications as under the provisions of Section 5.2(a) herein.

(d) With respect to the transfer of DNA Sequence Information or biological materials on other than a Gene/Gene Derivative-by-Gene/Gene Derivative, Designated Gene/Gene Derivative-by-Designated Gene/Gene Derivative, or Product-by-Product basis, the provisions of Sections 5.2(c) sub-paragraphs (i) to (iv) above shall apply and GHI agrees to obtain the prior written consent of Incyte with respect to such third party transfer, and Incyte retains the right to review and approve the relevant sections of the written materials transfer agreement between GHI and such third party, with such consent and approval not to be unreasonably withheld.

(e) Incyte shall not publish any of GHI’s Confidential Information without the prior written consent of GHI.

5.3	Notwithstanding anything to the contrary set forth herein, this Article 5.0 shall not be construed to allow GHI, GHI Affiliates, sublicensees, collaborators or consultants to publish or disclose the contents of LifeSeq® Database Product(s), or any Incyte software or hardware configurations, at any time without the express written consent of Incyte.

6.0 INTELLECTUAL PROPERTY.

6.1	Incyte Rights. With the exception of intellectual property rights granted to GHI under the nonexclusive or exclusive license(s) granted under this Agreement, Incyte retains all rights it has to the Incyte Technology, Database Information and the LifeSeq® Database Product(s) and no licenses are granted herein except for those expressly provided in Article 3.0.

GHI Rights. Except as otherwise expressly provided herein, GHI, GHI Affiliates, licensees, or sublicensees, as applicable, shall respectively retain all intellectual property rights and title in and to any Gene/Gene Derivative(s), Product(s), and inventions relating thereto, discovered or developed by or for GHI,; provided, however, that with respect to Full Length Clones or Full Length Contigs provided to GHI by Incyte hereunder, Incyte retains the right to file patent application(s) with claims directed to composition of matter covering such Full Length Clones or Full Length Contigs.

6.2	Patent Prosecution. Except as provided herein, the filing, prosecution, maintenance and enforcement of patent(s), copyrights, and other proprietary rights regarding the Incyte Technology shall be the responsibility of, and at the discretion of Incyte. Both parties shall share equally the responsibility and expense of filing, prosecuting, maintaining and enforcing any patents, copyrights and other proprietary rights created jointly by employees of both Parties.

6.3	Cooperation. With respect to a Gene under Non-Exclusive Patent License in the Personalized Research Field of Use, Homebrew Field of Use or Diagnostics Field of Use, and for the duration of such license, patent costs, upon the mutual written agreement of the Parties, will be shared equally by GHI, Incyte and any other Non-Exclusive licensee(s).

6.4	Except as otherwise set forth below, with respect to claims within patent applications owned and controlled by GHI claiming a composition of matter of the coding region of a Designated Gene/Gene Derivative, disclosed under Section 5.2 (, GHI hereby grants Incyte a perpetual, nonexclusive worldwide royalty-free license, with the right to sublicense solely in conjunction with the grant of license rights by Incyte to third parties under Incyte Patent Rights, conduct research solely in the Internal Research Field of Use. GHI agrees to notify Incyte of any decision to abandon a pending patent application or an issued patent directed to such Designated Gene/Gene Derivative. In such event, Incyte shall have the option, at its expense, of continuing to prosecute any such pending patent application (except for subject matter contained in such pending patent application which GHI has filed, or in good faith intends to file, in a subsequent patent application) or of maintaining the issued patent in GHI’s name.

6.5	Freedom From Suit. Consistent with the license grant of Incyte Patent Rights to GHI as provided in Section 3.1 herein, with respect to composition of matter or use claims directed to Designated Gene/Gene Derivative(s) owned and controlled by GHI, GHI Affiliate(s) or GHI’s sublicensee(s) under this Agreement (collectively the “GHI Patents”). GHI (or GHI Affiliate(s) or such sublicensee(s) (other than Incyte under Section 6.4 above), as the case may be, GHI agrees not to sue or bring any action in any court or administrative agency or any other government authority alleging infringement of said patents as a result of activities of Incyte or its Affiliate(s) or (sub)licensee(s) in the Research Field of Use and (ii) research with respect to the Personalized Research Field of Use, Homebrew Field of Use and the Diagnostic Field of Use which would constitute an infringement of said GHI Patents (provided such Affiliate(s) and sublicensees are sublicensees under the LifeSeq® Database Product(s)), and further, GHI (or such GHI Affiliate(s) or such sublicensee(s) as the case may be) agrees to extend such freedom from suit or action to further (sub)licensee(s) of Incyte, its Affiliate(s), licensees or other collaborators of LifeSeq® Database Product(s). The foregoing freedom from suit provisions shall only apply with respect to such parties which have executed an agreement which contains a provision with substantially similar rights to Incyte, its Affiliate(s), licensees and collaborators with respect to any similar patents rights of said Affiliate, (sub)licensee or collaborator.

Research Tools and Database Products or Services. With respect to GHI Patents, GHI (or GHI Affiliate(s) or sublicensee(s) of the GHI Patents (other than Incyte under 6.4 above) as the case may be) agrees not to sue or bring any action in any court or administrative agency or any other government authority alleging infringement of said GHI Patents as a result of activities of Incyte or its Affiliate(s) or (sub)licensee(s) with respect to commercialization of research tools

*** Confidential material redacted and filed separately with the Commission.

or database products or services, including microarray-based research tools or database products or services, by Incyte or its Affiliate(s) or (sub)licensee(s), which would constitute an infringement of said patents, and further, GHI (or such GHI Affiliate(s) or sublicensee(s) under the GHI Patents (other than Incyte under 6.4 above) as the case may be) agrees to extend such freedom from suit or action to further (sub)licensee(s)s of Incyte, its Affiliate(s) or licensees with respect to commercialization of research tools or database products or services.

Retained Rights. Notwithstanding the foregoing, it is understood and agreed that the foregoing provisions do not include any grant of rights by GHI to Incyte, its Affiliate(s), or its sublicensee(s) under the GHI Patents to practice or use such GHI Patents in the Personalized Research Field of Use.

Disclosure. GHI will provide Incyte with a list of the serial numbers of all issued patents or published patent applications (“GHI Patent Information”) claiming a composition of matter of the coding region of a Designated Gene(s) owned and controlled by GHI or GHI Affiliate(s), and shall update the GHI Patent Information on a quarterly basis. Incyte will make GHI Patent Information accessible to all licensees and collaborators of the LifeSeq® Database Product(s) which have executed an agreement which contains a provision which grants substantially similar rights to Incyte, its Affiliate(s), licensees and collaborators with respect to any similar patents rights of said Affiliate, (sub)licensee or collaborator.

6.6	Third Party Patents. Subject to the warranties made hereunder as to each Party’s knowledge of any third party rights that may be infringed by the uses of the Database Information as contemplated herein, the Parties acknowledge that, in order to discover, develop, and/or commercialize one or more Gene/Gene Derivatives, they may require licenses under third party patent rights or such other rights, and it is hereby agreed that it shall be each Party’s responsibility to satisfy itself as to the need for such licenses and, if necessary, to obtain such licenses. To the extent that GHI obtains any such third party licenses, it shall have no obligation to grant any sublicense or other rights to Incyte or any third party with respect thereto.

7.0 TERM; TERMINATION.

7.1	Termination at Full Term. This Agreement shall commence as of the Effective Date and shall expire on the last day of the Access Term, unless terminated earlier as provided for herein.

7.2	Term of License(s). Upon termination or expiration of the Access Term, to retain any license procured under Sections 3.1 and 3.2 inclusive, GHI shall, on a Designated Gene/Gene Derivative by Designated Gene/Gene Derivative basis, pay to Incyte an annual license maintenance fee of *** dollars (US $***) until:

(a)	Genomic Health has developed a Product for which a milestone payment has been made to Incyte pursuant to Article 4.0 in which case such license shall then be in effect in perpetuity

(b)	the license is terminated (which may only occur on a April 30 of any calendar year ), prior to the development of a Product for which a milestone payment has been made to Incyte pursuant to Article 4.0.

7.4	Breach. Material failure by either Party to comply with any of its obligations under this Agreement shall entitle the other Party to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within ninety (90) days after the receipt of such notice, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, immediately to terminate this Agreement by giving notice to the other Party. The right of a Party to terminate this Agreement, as hereinafter provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

7.5	Accrued Rights Surviving Obligations. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, or expiration. Upon any termination, relinquishment or expiration of this Agreement, the following provisions will not terminate, but will continue in full force and effect: Articles 2 (database access), 5 (confidentiality), 6 (intellectual property), 8 (representations/warranties), 9 (indemnity), 10 (miscellaneous) and Exhibit B (Escrow), and any licenses or options entered, and any payment obligations thereunder pursuant to GHI’s rights under Articles 3 and 4.

8.0 REPRESENTATIONS AND WARRANTIES; COVENANTS.

8.1	Representations and Warranties. Each Party represents and warrants to the other Party that:

(a) it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

(b) it has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder;

(c) the execution and delivery of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate action of such Party; and

(d) except for the governmental and Regulatory Approvals required to market the Product(s), the execution, delivery and performance of this Agreement by such party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority and the execution, delivery or performance of this Agreement by such party does not violate any law, rule or regulation applicable to such party.

8.2	Incyte’s Representations Incyte hereby represents, warrants and covenants to GHI as follows:

(a) to the best of Incyte’s knowledge, as of the Effective Date it is the owner, or licensee (with the right to grant sublicenses), of the Incyte Patent Rights and Incyte Know-How, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of an ownership interest with respect to those Incyte Patent Rights and Incyte Know-How owned by Incyte, whatsoever;

(b) Upon Incyte’s receipt of notice of election to license a Designated Gene/Gene Derivative under Incyte Patent Rights in the Personalized Research, Homebrew or Diagnostic Field of Use pursuant to Section 3.1.2, Incyte agrees to notify GHI of any notice of infringement, claims, judgments or settlements against or owed by the Incyte, or any pending or threatened claims or litigation, known to Incyte without undertaking a special investigation, relating to such Incyte Patent Rights.

For purposes of this Section 8.2, the term “to the best of Incyte’s knowledge” shall mean in each case Incyte’s best knowledge without undertaking any special investigation with respect to such subject matter beyond the scope of those diligent investigations normally performed by Incyte in the course of its own business operations.

8.3	No Conflicting Agreements. Neither Party has in effect and after the Effective Date neither Party shall enter into any oral or written agreement or arrangement that would conflict with its obligations under this Agreement.

8.4	Compliance with Law. Each Party shall be responsible for compliance with all applicable product safety, product testing, product labeling, package marking, and product advertising laws and regulations with respect to its own activities and Products. Further, GHI and Incyte shall each comply with the regulations of the United States and any other relevant nation concerning any export or other transfer of technology, services, or products.

8.5	Disclaimers.

(a) EXCEPT AS EXPLICITLY STATED HEREIN, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION WITHIN ITS PATENT RIGHTS, THAT ANY PATENT WITHIN THE INCYTE PATENT RIGHTS OR GHI PATENTS HAS ISSUED OR WILL ISSUE OR WILL BE VALID, OR THAT THE USE OF

ANY LICENSE GRANTED HEREUNDER OR THAT THE USE OFS.CONTANY INCYTE PATENT RIGHTS OR GHI PATENTS WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO USE OF THE INFORMATION TO BE PROVIDED TO IT HEREUNDER. EXCEPT AS EXPLICITLY STATED HEREIN, ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, NOVELTY OR FITNESS OF GENE/GENE DERIVATIVES OR DATABASE INFORMATION OR GHI PATENT INFORMATION FOR ANY PARTICULAR PURPOSE, ARE EXCLUDED. INCYTE MAKES NO WARRANTY THAT THE DATABASE INFORMATION DOES NOT CONTAIN ERRORS.

(b) EXCEPT AS EXPLICITLY STATED HEREIN NEITHER PARTY WILL BE LIABLE FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY NATURE ARISING FROM SUCH PARTY’S ACTIVITIES UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF SUCH PARTY UNDER SECTION 9.2 BELOW FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES RECOVERED BY A THIRD PARTY.

9.0 INDEMNITY.

9.1	Indemnification by GHI. GHI shall indemnify, defend and hold Incyte, its Affiliate(s) and licensees (other than Incyte) harmless from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) as the result of claims, demands, actions or other proceedings which may be made or instituted by any third party against any of them arising out of (i) a material breach of GHI’s representations, warranties or covenants under this Agreement, (ii) the development, manufacture, possession, distribution, use, testing, sale or other disposition of any Product by GHI, GHI Affiliates or licensees, (iii) products liability arising from the use by any third party of Product(s) sold by or on behalf GHI, its Affiliates or licensees, or (iv) the gross negligence, recklessness or intentional misconduct of GHI or GHI Affiliates in connection with activities to be performed under this Agreement, except to the extent such losses, liabilities, damages and expenses (including reasonable attorney’s fees and costs) resulted from the gross negligence, recklessness or intentional misconduct of Incyte.

9.2	Indemnification by Incyte. Incyte shall indemnify, defend and hold GHI, GHI Affiliates and licensees harmless from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) as the result of claims, demands, actions or proceedings which may be made or instituted by any third party against any of them arising out of (i) a material breach of Incyte’s representations, warranties or covenants under this Agreement, (ii) the development, manufacture, possession, distribution, use, testing, sale or other disposition of any product by Incyte, its Affiliate(s) or licensees (other than GHI, GHI Affiliates or their sublicensees), (iii) products liability arising from any use or practice of the GHI Patents by or under the authority of Incyte, or (iv) the gross negligence, recklessness or intentional misconduct of Incyte or its Affiliate(s) in connection with activities to be performed under this Agreement.

9.3	Procedure. A Party that intends to claim indemnification under this Article 9 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) of any loss, liability, damage, expense, claim, demand, action or other proceeding in respect of which the Indemnitee or any of its Affiliate(s) intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee. The indemnity provisions in this Article 9 shall not apply to amounts paid in settlement of any loss, liability, damage, expense, claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to the Indemnitor’s ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 9, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 9. The Indemnitor may not settle the action or otherwise consent to an adverse judgment in action or other proceeding that materially diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee. The Indemnitee under this Article 9 and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

10.0 MISCELLANEOUS PROVISIONS.

10.1	No Partnership. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, distributorship, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

10.2	Assignments. Neither Party shall assign any of its rights or obligations hereunder except: (i) as incident to the merger, consolidation, reorganization or acquisition of stock or assets or similar transaction affecting all or substantially all of the assets or voting control of the assigning Party; (ii) in the case of GHI, to any GHI Affiliate, or, in the case of Incyte, to any Incyte Affiliate, and in either case, provided that the assigning Party remains liable and responsible for such GHI Affiliate’s or Incyte Affiliate’s performance hereunder, as applicable; (iii) with respect to either Party as the assignor, as incident to the acquisition or transfer of the assets affecting all or substantially all of the assets of the business of the Party relating to a given field of use, provided that the acquiring entity or transferee continues to fulfill its obligations to the other Party hereunder; (iv) with the consent of the other Party, which consent shall not be withheld unreasonably. This Agreement shall be binding, upon the successors and permitted assigns of the Parties. Any assignment not in accordance with the above shall be void. To the extent that any assignment by GHI hereunder would directly result in an increase in any withholding taxes for which Incyte is responsible under this Agreement, GHI shall be responsible for such additional taxes.

In the event of GHI’s merger with or acquisition of or by a third party entity, if GHI’s (or its successor entity’s) annual R&D expenditures in the Personalized Research Field of Use, Homebrew Field of Use or Diagnostic Field of Use (singly or in combination) will increase by twenty percent (20%) or more as a result of such merger or acquisition, then the fees payable by GHI under Section 4.1 shall automatically increase pro rata with the increase in GHI’s R&D budget for Product(s) as a result of such merger or acquisition commencing on the date of closing of the merger or acquisition and continuing throughout the balance of the Access Terms. It is agreed that this paragraph shall not apply in the event that the other pharmaceutical entity involved in such merger or acquisition is also a collaborator to the LifeSeq® Database Product(s) or individual database modules thereof, provided that both this Agreement and such other pharmaceutical entity’s agreement with Incyte remain in full force and effect.

In no event will GHI’s LifeSeq® Database Product(s) access rights be assignable to a successor or permitted assign if Incyte’s obligations thereunder would increase materially as a result of the assignment (e.g. by having to service additional sites, or where Incyte would incur a material increase in expenses and/or services over those provided to GHI hereunder), unless such successor or permitted assign provides appropriate pro-rated adjustment of the access fees, service charges or Incyte costs incurred, and consistent with access fees, service charges or Incyte costs incurred pertaining to comparable database services customers.

10.3	No Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the names “Incyte” or “GHI”, or any other trade name or trademark of Incyte or GHI or their Affiliate(s) in connection with the performance of this Agreement.

10.4	Public Announcements. Except as may otherwise be required by law or regulation, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior consent of the other Party, such consent not to be unreasonably withheld. If this Agreement is determined to be material to the business of Incyte (or GHI) so that its disclosure is required by law or regulation, GHI (or Incyte) shall have the right to review and comment of the text of the disclosure prior to its release to the public.

10.5	Entire Agreement of the Parties; Amendments. This Agreement and the Collaboration and Technology Transfer Agreement and Patent License Agreement of even date herewith constitute and contain the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, representations, understandings and agreements, whether verbal or written, between the Parties respecting the subject matter hereof. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties.

10.6	Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without reference to the conflicts of law principles thereof. The parties expressly exclude application of the United Nations Convention for the International Sale of Goods.

10.7	Notices and Deliveries. Any notice, requests, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by commercial overnight courier, or transmitted by telex telegram or telecopy (facsimile, with confirmed receipt) to the Party to whom it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Party (referred to herein as “notice”). All notices shall be effective upon receipt.

If to Incyte, addressed to:
Incyte Genomics, Inc.
3174 Porter Drive
Palo Alto, CA 94304
Attn: Roy Whitfield, Chief Executive Officer

If to GHI, addressed to:
Genomic Health, Inc.
101 University Ave., Suite 220
Palo Alto, CA 94301
Attn: Randy Scott, PhD, Chief Executive Officer

10.8	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9	Force Majeure. Force Majeure shall mean an Act of God, flood, fire, explosion, earthquake, strike, lockout, casualty or accident, war, civil commotion, act of public enemies, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or any subdivision, authority representative thereof, or the inability to procure or use materials, labor, equipment, transportation or energy sufficient to meet manufacturing needs without the necessity of allocation, or any other cause whatsoever, whether similar or dissimilar to those enumerated above, which are beyond the reasonable control of such Party, which the Party affected has used its reasonable best efforts to avoid, and which prevent, restrict or interfere with the performance by a Party of its obligations hereunder. The Party affected by Force Majeure shall give notice to the other Party promptly in writing and whereupon shall be excused from those obligations hereunder, to the extent of such prevention, restriction or interference, provided that the affected party shall use its commercially reasonable efforts to overcome, avoid or remove such cause(s) of non-performance and shall continue performance whenever such cause(s) is removed with all possible speed. Nothing herein shall be deemed to require any party to settle on terms unsatisfactory to such party with regard to any strike, lock-out or other labor difficulty, any investigation or proceeding by any public authority or any litigation by any third party.

10.10	Affiliate Performance. To the extent that any GHI Affiliate has access to any LifeSeq® Database Product(s), has the right to receive any other rights or benefits under this Agreement or otherwise is obligated to perform any obligations under this Agreement, GHI shall cause such GHI Affiliate to perform in full, when due, all applicable obligations under this Agreement to the same extent as if such GHI Affiliate were a party to this Agreement; provided, however, that nothing in this Section 10.15 shall expand the rights or benefits of GHI or GHI Affiliates, or the obligations of Incyte, beyond those otherwise expressly set forth in this Agreement. GHI shall guaranty timely performance in full by such GHI Affiliate of all such obligations. A breach by such GHI Affiliate of any such obligation shall constitute a breach by GHI of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

INCYTE GENOMICS, INC.

By:	/s/ Lee Bendekgey

Name:	Lee Bendekgey

Title:	EVP and General Counsel

GENOMIC HEALTH, INC.

By:	/s/ Randy Scott

Name:	Randy Scott

Title:	CEO